To:	CHWM Family and Friends Investors

From:	Steven Berman, President and CEO

Date:	September 21, 2011

Subject:	General Update

Dear Family and Friends Investors:

Please find attached a copy of CHWM’s press release distributed earlier today.  In it you will see a brief explanation of our current efforts to develop “IPTV” opportunities in China with strategic partners.

This project has been spearheaded by three individuals whom we want to recognize for their efforts.  First, we thank and express continuing appreciation to Ms. Jenny Wang, a former director, and Dr. Sharon Xiong, a current director, for their continuing leadership in making possible these China-based business opportunities.   Since last November, these two, in cooperation with Director Bucky Krieger, have been attending meetings, negotiating terms and working together as a team to create this opportunity.  Bucky introduced our technology partners, Tv2U and DigiSoft, to this project this past spring and coordinated a successful “technology demonstration” to CHWM team members in Denver, Colorado this past July.

As you can imagine, today’s “IPTV” announcement is but the first step of many that will be required to bring this important project to fruition.  What is particularly exciting for all of us — and worthy of note — is how significant this IPTV project and related business opportunities in China could be for our company over time – particularly from a potential revenue generating perspective.

As always, I am available to discuss publicly available information in this update with you at your convenience.  I can be reached at (703) 517-6971.  In addition, other members of our executive team are available to take your calls, including Executive V.P. Eric Hager, who can be reached at (303) 517-6026.

On behalf of your CHWM executive team, I thank you, our investors, for your continuing support and patience.

SAFE HARBOR STATEMENT

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made on behalf of the company. All such forward-looking statements are, by necessity, only estimates of future results and actual results achieved by China Wi-Max Communications, Inc. (China Wi-Max) may differ materially from these statements due to a number of factors. Important factors relating to the Company's operations could cause results to differ materially from those in forward-looking statements and are further detailed in filings with the Securities and Exchange Commission (SEC) available at the SEC website (http://www.sec.gov ). All forward-looking statements are based on information available to China Wi-Max and China Wi-Max assumes no obligations to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such statements. You should independently investigate and fully understand all risks before making investment decisions.